Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

November 7, 2016

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports Third Quarter 2016 Earnings

Omaha, Nebraska – On November 7, 2016, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended September 30, 2016

•	Total revenue increased 2.3% to $13.2 million in the third quarter 2016, compared to $12.9 million in the third quarter 2015,
•	Net income, basic and diluted, increased 75% to $0.07 in the third quarter 2016, compared to $0.04 per unit in the third quarter 2015, and
•	Cash Available for Distribution remained constant at $0.09 per unit in the third quarter 2016 and $0.09 per unit in the third quarter 2015.

For the nine months ended September 30, 2016

•	Total revenue increased 10.2% to $43.1 million, year to date September 30, 2016, compared to $39.1 million, year to date September 30, 2015,
•	Net income, basic and diluted, increased 25% to $0.25 per unit, year to date September 30, 2016, compared to $0.20 per unit, year to date September 30, 2015, and
•	Cash Available for Distribution increased 17.6% to $0.40 per unit, year to date September 30, 2016, compared to $0.34 per unit, year to date September 30, 2015.

The Partnership reported the following notable transactions during the third quarter of 2016:

•Invested approximately $9.5 million as the only limited equity investor in three entities and reported its investment by the equity method of accounting,

•Sold an MF Property for approximately $15.7 million,

•Restructured three Series B Mortgage Revenue Bonds for approximately $5.9 million,

•Acquired one MF Property for approximately $9.9 million,

•	Modified and extended, existing seven Term A/B Trusts and entered into five new Trusts for approximately $134.4 million,

•	Reduced the Mortgage payables and other secured financings by approximately $7.5 million from the net proceeds of the MF Property sale.

The Partnership reported the following notable transactions, year to date, September 30, 2016:

•	Purchased five mortgage revenue bonds for approximately $20.3 million par value which are collateralized by multifamily residential properties,

•	Invested approximately $12.8 million as the only limited equity investor in three entities and reported its investment by the equity method of accounting,

•	Sold one mortgage revenue bond for approximately $9.5 million, which approximated its carrying value plus accrued interest,

•	•Redeemed four Series B Mortgage Revenue Bonds for approximately $5.2 million and the proceeds were reinvested into the operations of the Partnership,
•	•Sold two MF Properties for approximately $45.9 million, •Acquired one MF Property for approximately $9.9 million,
•

In conjunction with the sale of the remaining three MBS Securities, the related $11.0 million derivative hedging of the MBS Tender Option Bond (“TOB”) financing facility was terminated for its fair value, resulting in no gain or loss,

• Modified and extended, existing seven Term A/B Trusts and entered into five new Trusts for approximately $134.4 million,

•	Paid in full, and collapsed, four TOB financings with Deutsche Bank for a total of $20.3 million, and

•	Reduced the Mortgages payable and other secured financings by approximately $24.0 million from the net proceeds of the MF Property sale.

In July 2016, the Partnership sold Woodland Park, a 236-unit MF Property, for $15.7 million and realized a gain of approximately $1.0 million, after income taxes and other costs associated with the sale.  The wholly owned subsidiary of the Partnership which owned Woodland Park reported a current tax liability of approximately $559,000 related to this sale.  ATAX had originally invested in Woodland Park through its ownership of mortgage revenue bonds issued by the property.  In 2013, ATAX foreclosed, and took ownership of the property, due to the default on the bonds.

“Woodland Park was a troubled asset owned by ATAX through foreclosure in the middle of the credit crisis,” said Chad Daffer, Chief Executive Officer of ATAX.  “We actively managed a vertically integrated platform of property management, construction management and monitoring to reposition and ultimately exit Woodland Park at its highest and best use.  We continue to evaluate the best execution of the assets we own to provide results to our unitholders.  The sale of Woodland Park continues to demonstrate our commitment to this strategy.”

Additionally, on September 30, 2016, the Partnership issued, in a private placement, 1 million non-cumulative, non-voting, Series A Preferred Units (“Preferred Units”) pursuant to a subscription agreement with a financial institution resulting in $10 million in aggregate proceeds.  The Partnership will use the proceeds to acquire mortgage revenue bonds issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing properties.  At September 30, 2016, the Partnership has issued approximately 3.4 million Preferred Units with aggregate gross proceeds of approximately $33.9 million.

“We are encouraged by the continued investment in our Preferred Units,’ said Daffer.  “We continue to attract non-dilutive liquidity for the Partnership which provides us with the liquidity to invest in core assets that will benefit our unitholders.”

On August 24, 2016, the Partnership announced the Board of Managers of Burlington Capital, LLC (“Board”), which is the general partner of the Partnership’s general partner, authorized a unit repurchase program for up to 272,307 of the Partnership’s outstanding Beneficial Unit Certificates (“BUCs”).  The program does not have a stated expiration date and will continue until all the BUCs authorized under the program have been repurchased, or the program is otherwise terminated by the Board in its sole discretion.  For the quarter ended September 30, 2016, the Partnership repurchased 238,936 BUCs under the program.

The Partnership’s 2015 Equity Incentive Plan, as approved by the Unitholders, permits the grant of Restricted Units and other awards to the employees and Board of Managers.  Restricted Unit Awards (“RUAs”) are generally granted subject to vesting schedules and provide for the payment of distributions during the restriction period.  On September 26, 2016, the Board granted RUAs in the amount of 238,936 BUCs that vest from three months to approximately three years.  The Partnership recognizes compensation expense for the RUAs on a straight-line basis over their respective vesting periods.  Compensation expense recognized for RUAs for the three and nine months ended September 30, 2016, was approximately $31,000.

On September 15, 2016, the Partnership modified and extended its existing Term A/B warehouse financing facility (“Trust Facility”) with Deutsche Bank AG (“DB”).  The Partnership modified and extended seven existing Trusts and entered into five new Trusts under the existing Trust Facility.  The Partnership retains the rights, under the previously executed DB Master Trust Agreement, to execute multiple Trusts.  The Trust Facility provides the Partnership with long-term secured financing at an attractive cost of borrowing, thus reducing the Partnership’s exposure to an increase in interest rates.

“By closing on these Trusts with the existing Trust Facility, we demonstrate our ability to partner with an investment bank that shares our goals of commitment to excellence,” said Daffer.  “This allows the Partnership a source of long-term financing, which permits us to continue to execute on our strategies for the benefit of our unitholders.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution, or CAD, which is identified as a non-GAAP financial measure.  The Partnership utilizes CAD as a means to determine our ability to make distributions to unitholders.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a webcast/earnings call for investors on Monday, November 7, 2016, at 4:30 p.m. Eastern Standard Time, to discuss its Third Quarter 2016 results.  Participants can access the Third Quarter 2016 Earnings Presentation in one of two ways:

•	The Webcast link: http://edge.media-server.com/m/p/835qksh6 will be available for registration on Monday, November 7, 2016, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #94238919, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Partnership net income	$4,623,542	$2,540,649	$18,161,172	$13,286,399
Net loss related to VIEs and eliminations due to consolidation	-	(26,311)	-	51,901
Net income before impact of Consolidated VIE	4,623,542	2,514,338	18,161,172	13,338,300
Change in fair value of derivatives and interest rate derivative amortization	(263,684)	1,254,563	1,378,112	1,955,693
Depreciation and amortization expense	1,361,259	1,405,696	5,292,889	4,296,460
Impairment expense	-	-	61,506	-
Amortization of deferred financing costs	425,520	423,330	1,350,200	1,068,661
Restricted units compensation expense	31,050	-	31,050	-
Deferred income taxes	(136,000)	-	417,000	-
Redeemable Series A preferred unit distribution and accretion	(181,969)	-	(308,635)	-
Tier 2 Income distributable to the General Partner	(291,295)	(296,952)	(2,431,876)	(1,151,317)
Developer income	-	-	-	18,159
Bond purchase premium (discount) amortization (accretion), net of cash received	(147,033)	380,644	(78,669)	1,129,214
Recovery of loss on receivables	-	(98,431)	-	-
Depreciation and amortization related to discontinued operations	-	2,023	-	6,088
Total CAD	$5,421,390	$5,585,211	$23,872,749	$20,661,258
Weighted average number of units outstanding,
basic and diluted	60,176,937	60,252,928	60,227,413	60,252,928
Net income, basic and diluted, per unit	$0.07	$0.04	$0.25	$0.20
Total CAD per unit	$0.09	$0.09	$0.40	$0.34
Distributions per unit	$0.125	$0.125	$0.375	$0.375